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TTV Interview
Jim Cicconi, AT&T General Counsel and Executive VP — Law & Government Affairs
Posted for AT&T Employees on March 10, 2005

          KL: Hello and welcome to TTV. I’m Karen Loenser. In order to bring you the latest information about the AT&T SBC merger, we’ll be bringing you a new series called “Merger Updates.” Today we’re launching the series with an interview with Jim Cicconi, AT&T Executive Vice President, Law and Government Affairs, and General Counsel. We caught up with Jim in his Washington office and talked with him about some of the regulatory issues we’ll be facing in the weeks and months ahead. Jim, for employees who have not been through the merger process before, or who may be concerned about the milestones that we’ll be facing in the next few weeks, can you take us through step by step on what we can expect in the weeks and months ahead?

          JC: Sure. Well, first of all, we’ve got two overarching approvals that we have to obtain. The first is we have to have approval by the U.S. Justice Department, and that’s an anti-trust review under the Clayton Act. And then we have a separate review by the FCC, using a public interest standard, is the merger in the public interest? And so those processes will take up to a year, maybe a bit over a year to answer all their questions and to get the approvals there.

          And then on top of that, we have states that will have to approve the merger. We’ll have a number of other states, that have formal approval requirements, and so we’ll be going in there and having visits.

          KL: What do we actually have to do on the global front? Do international governments have to weigh in on the merger?

          JC: Sure. There are certain governments that will require approval. There are other governments that there will be some ministerial process that we have to go through. And we’re tending to that. It’s actually a very good story from an international standpoint. The combined company is going to be an even stronger global carrier. And so we’ve got a good story to tell there and we’re anxious to tell it.

          KL: Take us through the actual filing process. Is there a formal hearing that we need to go through, or is it just paperwork that needs to be filed?

          JC: The Justice Department is very paper intensive. There is a pretty extensive initial filing that we do and we’ve already done that. There is usually a follow-up request from the Justice Department on major deals. And obviously, there is a lot of collection of documents and other material that’s associated with that and we’re already beginning that process internally in anticipation of the questions they may ask. And then on top of that, the Department’s lawyers will sit down and will interview a number of people, both in the companies and also among customers, among others that could be impacted in some way by the merger. So that’s the Justice Department.

          The FCC will probably be a different sort of process, since it’s a different sort of standard, the public interest standard. There will probably be a lot of meetings, very paper intensive again. Occasionally they’ve had hearings in the past. There will be congressional hearings coming up on the merger that obviously will ask some of the same questions the FCC will be asking. And each state process is very individual as well.

          KL: How long do you envision this process taking and why does it take so long?

          JC: You know, there are a lot of questions that government agencies are required by law to address. And it’s a very fact-intensive, very paper-intensive process. And there are policy issues, obviously, that are involved, too, because what this transaction really represents is a step and a restructuring of the industry that we think is going to lead to more competition and a more rational structure for the entire telecom industry going forward than we’ve had for the past 20 years. And so there are a lot of questions that have to be addressed and it takes a while to do that. We think it’s going to take around a year, plus or minus a few months.

          KL: What’s the overall feeling here in Washington about the merger, are regulators positive about it?

          JC: Well, I think so far, so good. It’s actually been very favorably received in a lot of political quarters in Washington. I think people recognize that it’s a natural outgrowth of some of the difficulties that the industry faces, some of the regulatory decisions that have been made. And that it does perhaps represent a better future for the industry and for the consumers we try to serve.

          KL: What are some of the types of questions that they might be asking and what are some of the concessions that we might have to make along the way?

          JC: Well, we’re hoping we don’t have to make any concessions along the way. We think the deal is a good one and it’s actually going to enhance competition, not adversely impact it in any way. But clearly, the Justice Department’s questions are going to revolve around the competition questions, under the Clayton Act, the test is whether the combination would lesson substantially competition. And I think we’ve got a very strong case that we’re prepared to present, that shows that the competition rights would be enhanced by this combination. And we’ll be able to go through market by market and we think demonstrate that. The FCC will have a different sort of set of questions. They’ll revolve around the public interest standard itself, how will this impact consumers, customers of the two companies, the various products they’re offering. The services that may roll out, things of that nature. Just about anything under the sun can actually come up in a public interest review. And so we have to be prepared.

          KL: Have any of the consumer groups weighed in yet and what do we expect to hear from them?

          JC: Well, we’ve had some positive comments from some consumer-oriented groups. We’ve had a couple of mildly negative comments from a couple of the national players. I think there is an innate distrust on occasion from those groups about mergers of this nature. But again, we think we’re going to have a very strong argument we can present, that the combination is good for consumers. It will mean better services being rolled out faster to consumers. I think more competitive services, innovative broadband-based services. And we’re prepared to run through all of those and lay them out, we hope in a convincing manner.

          KL: Jim, there’s been some discussion about the role AT&T Classic Services will play in the merger and the possible overlap that there might be between SBC and Classic’s long-distance and local services. Can you address that at all for us?

          JC: It’s the obvious question to ask, given our continuing presence in that region. I think what we’re saying there is that we’ve ceased marketing of these services, not just in that region, but nationally. In the Justice Department’s review, they project forward several years. And obviously, this is a market of standalone long distance, for example, that we all recognize as going away. I don’t think it’s going to be in anybody’s interest, least of all the government’s, that we cease serving customers that want our services. And we’re continuing to provide them. At the same time, I think it’s very hard to make an argument that somehow competition is lessened in this area, since going forward, nobody anticipates that standalone long distance by itself is going to be the major means of competition. Similarly, on the UNE-P customers we have out there, it’s a much smaller base. They are bundled customers. But the rule change by the FCC really alters our ability to provide those services on a going forward basis. And that’s part of our announcement that we ceased marketing for all of those services. And so I don’t think the Justice Department is going to be viewing that as a relevant market going forward.

          KL: What are some of the do’s and don’t’s that employee need to be aware of in terms of the SBC merger, either talking with customers or other associates about what’s ahead?

          JC: In any situation like this, and I know a number of our employees have gone through this before when we’ve been the acquiring party, there are a lot of legal instructions that go out. And obviously we’re saying if you have any doubts about what to do, contact the lawyers who represent your business unit and check with them. Overall, we want to discourage direct contacts with SBC and that in there discouraging direct contacts at our end. There are channels that we’re setting up for such contacts and people are being informed about what those are. And we hope and expect everyone will follow those channels. There are requirements in terms of retention of documents that are merger related. And obviously only a certain number of employees are going to have anything of that nature. And I think the lawyers are probably already been in touch with them about the retention requirements there. So there are going to be a lot of instructions as one goes forward. And if people have any doubt about what they should do or how they should conduct themselves, there are more than enough lawyers running around in connection with this deal to help advise them. We do want everybody to stay focused on their primary jobs. We have a company to run, we have customers to serve, and we have to stay focused on that... and not be looking over the horizon in those terms. The future will be very bright. But there are a lot of people already focused on that. So we need everybody that’s serving customers and selling to customers to be focused on those tasks.

          KL: It’s hard, though, I mean, the temptation is “What is SBC all about? What’s the culture like? What are the employees like?” And I know that I’ve heard some people, there are websites where you can interact and just talk culturally about how things are similar or different. Is that a no-no?

          JC: Well, no, I think that we certainly don’t want to constrain the normal interest and excitement that comes with something of this nature. We don’t want people to lose focus on business. But at the same time, I think there is a natural curiosity and excitement about what the transaction means, what it’s going to mean to the combined companies going forward, and what it’s going to mean to everyone individually. And we’re going to do our best to try and answer those questions. We certainly don’t want to dampen any of the enthusiasm. I think all of us feel a real excitement about what a bright future this gives us as a combined company.

          KL: What about AT&T customers? What kind of rules do we need to follow there? Is it just business as usual?

          JC: We’re providing guidelines to the sales teams in terms of how to answer those and how far they can go and where they shouldn’t go. Again, the bright line is that we have to recognize that we’re still separate companies right now and until the government approves the deal and we actually close the transaction, roughly a year from now, we have to conduct ourselves as separate companies. We compete in the marketplace. We need to continue doing that. We can’t, in any way, collaborate or coordinate on core competition issues at this point in time. And people shouldn’t jump the gun. And that’s why the no-no is called “gun jumping,” people shouldn’t jump the gun and start acting as if we’re a combined company when we’re not yet.

          KL: Back in 1997, the merger of AT&T and SBC would have been thought of as unthinkable. Why does it make sense now?

          JC: Well, I think the industry has changed dramatically in the past seven years, let alone the past three years, really. It’s been roiled by scandal, affecting other competitors. It has been affected by a real pricing down of services. It’s been affected dramatically by new technology, by new entrants. It’s been affected by wireless. It’s been affected by the Internet and IP. It’s going to be affected by new technology developments, such as WiMax, things of that nature. So the opportunities for new competition I think are dramatically improved over 1997. You also have to remember that in 1997, the telecom act had just been passed. There were high hopes that competition would develop for local phone service, based on the construct of the act. And I think people were still trying to act consistent with the original breakup of the Bell system in 1984. And the way it had been broken up by the government. And I think what has happened since 1997 is giving a pretty solid indication that the competition that the government hoped would develop in local phone service really wasn’t going to develop under the construct that they had set up. And I think that this transaction represents a second chance at that. And I think that’s one of the reasons it’s going to be well received by the government.

          KL: In your view, out of everything that we need to go through within the next year, what’s the biggest hurdle?

          JC: Well, you know, I think priorities one, two, and three for me and the law group, I think, are going to be realizing the approval of the transaction. That’s clearly going to be the most difficult thing for a lot of us. But I think the hardest thing for the company over the next year is just going to be keep our eye on the ball and stay focused on our business. Recognizing that our future as a combined company is going to be helped or hurt, based on how well we do this year, how well we serve our customers, how efficiently we move out new products. How convincing we are when we’re selling our services. So we’ve got to keep our eye on the ball.

          JC: So you’ve already touched on this, but overall, you’ve been with AT&T for a while, how do you feel about the merger? Do you feel it’s in the best interest of AT&T?

          KL: Oh, without question. I’ve actually been with AT&T only six years. And at times, it’s seemed like far longer, because we’ve been through so much as a company in those six years. But I’m very excited about the future of the company. I think the combination is going to be a tremendous thing for the industry and for the country. Really, I think it ensures that a solid future for AT&T. I think at one stroke it resolves all the questions that have really hung over this company for 20 years about its future viability after it was split off from the Bell system, largely as a standalone long distance company. And at one stroke, we’ve resolved many of the questions about the future of this company in a very, very positive, exciting and creative way. And so I’m quite enthused. I think this is going to be tremendous for our employees; it’s certainly a wonderful thing for our shareholders, too.

          JC: You can almost look at this merger as a marriage between two different people, in this sense, it’s two different cultures. In your working with SBC up until this point, how do you feel about those two cultures coming together?

          KL: Well, actually the merger discussions have been very constructive, they’ve been very businesslike. But I think there’s a real palpable excitement in both companies. And I’ve seen this at the SBC end. I think this to them is very different than other transactions they’ve done. I think their chairman, Ed Whitaker, has said that publicly. In the joint press conference with Dave, he specifically addressed the AT&T employees. And I think the phrase he used was “Welcome home.” I think they view this really as a reunion of some very similar cultures on a going-forward basis. I think there is a lot of regard and respect for AT&T, not just for the brand, but for the employees of this company, the quality of the work that all the people here do. The professionalism, the level of quality. The difficulties we have dealt with, the storms we’ve weathered. In areas of the business, it’s been really hypercompetitive. And I think they look at the innovations that we’ve rolled into the market, that we’ve produced at the Labs, how fast we’re able to move in the marketplace, responding to new initiatives by competitors, I think there is a recognition that there are incredible assets, not just technological, but in terms of the people at this company, that are going to be real assets to the combined company on a going-forward basis. There are a lot of things that we do that they don’t do. And I think they understand and respect that.

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Cautionary Language Concerning Forward-Looking Statements

This document contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates” and similar expressions. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions, statements regarding the benefits of the business combination transaction involving AT&T and SBC, including future financial and operating results and the plans, objectives, expectations and intentions of the combined. Such statements are based upon the current beliefs and expectations of the managements of AT&T and SBC and are subject to significant risks and uncertainties (many of which are difficult to predict and are generally beyond the control of AT&T and SBC) that may cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of AT&T shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in SBC’s and AT&T’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site http://www.sec.gov. Other than as required by applicable law, AT&T disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.

Additional Information

In connection with the proposed transaction, SBC intends to file a registration statement, including a proxy statement of AT&T Corp., and other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC’s Investor Relations web site (http://www.sbc.com/investor_relations) or by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78258. Free copies of AT&T Corp.’s filings may be accessed and downloaded for free at the AT&T Relations Web Site (http://www.att.com/ir/sec) or by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

          SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2004 annual meeting of stockholders, dated March 11, 2004, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T Corp.’s proxy statement for its 2004 annual meeting of shareholders, dated March 25, 2004. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.

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